Exhibit 10.96
First Amendment to
General Contract for Services

This First Amendment to General Contract for Services ("First Amendment") is entered into as of March 14, 2007, to be effective as of January 1, 2006, by and between Swiftnet Limited ("Swiftnet") and Xfone, Inc. ("Xfone").

WHEREAS, Swiftnet and Xfone entered into that certain General Contract for Services dated January 1, 2005 (the "Contract"); and

WHEREAS, Swiftnet and Xfone acknowledge that the services provided to Swiftnet by Xfone has been reduced during 2006 due to Xfone’s increasing focus on the U.S. and Israel, and the appointment of John Burton as full-time Managing Director of Swiftnet from July 1, 2006; and

WHEREAS, Swiftnet and Xfone desire to amend the Contract in order to properly reflect the nature and scope of the services which Xfone has provided and will further provide to Swiftnet under the Contract, as of January 1, 2006.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties do hereby agree as follows (capitalized terms used herein have the same meaning as defined in the Contract, unless otherwise specified herein).

1. Amendments.

Section 1 of the Contract is hereby amended in its entirety to read as follows:

"DESCRIPTION OF SERVICES. Beginning on January 1, 2006, Xfone will provide Swiftnet with the following services (the “Services”):
-  Day-to-day support to the Directors of Swiftnet in the general management of the business (to include Marketing, Finance and Operational advisory work).
-  Special Projects (outside of the day-to-day management of the business) required to achieve specific business development goals (to include the new supplier relationships and the introduction of new products and processes).
- Activities to secure financing for Swiftnet (from outside the U.K.)."

Section 2 of the Contract is hereby amended in its entirety to read as follows:

"PAYMENT FOR SERVICES. In exchange for the Services Swiftnet will  pay Xfone according to the following schedule:
- In return for the day-to-day support: 2.5% of the total turnover of Swiftnet.
- In return for Special Projects: £750 per each Xfone executive per day.
- In connection with financing: 5% of money raised from sources outside the U.K.
- Reimbursement of expenses. "

2. Ratification. The Contract as amended hereby is ratified and affirmed, and except as expressly amended hereby, all other terms and provisions of the Contract remain unchanged and continue in full force and effect.

3. Execution. This First Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to accept facsimile signatures as an original signature.

Executed as of the day and year first above written.

Swiftnet Limited	Xfone, Inc.

By: /s/ John M. Burton	By: /s/ Guy Nissenson
Name: John M. Burton Title: Managing Director	Name: Guy Nissenson Title: President and CEO